Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp One Manhattan West New York, NY 10001 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com February 2, 2021

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Affirm Holdings, Inc. 650 California Street San Francisco, CA 94108

Re:	Affirm Holdings, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as special United States counsel to Affirm Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) on the date hereof, relating to the registration for resale from time to time by certain selling stockholders (the “Selling Stockholders”) of up to 16,385,612 shares (the “Resale Shares”) of Class A common stock of the Company, par value $0.00001 per share (the “Common Stock”), issued to the Selling Stockholders pursuant to the Affirm Holdings, Inc. Amended and Restated 2012 Stock Plan (the “Plan”), and 13,213,903 authorized for issuance pursuant to the settlement of restricted stock units granted pursuant to the Plan (the “RSU Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)       the Registration Statement;

(b)     an executed copy of a certificate of Sharda Caro del Castillo, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(c)       a specimen certificate evidencing the Common Stock, certified pursuant to the Secretary’s Certificate;

Affirm Holdings, Inc.

February 2, 2021

(d)     a copy of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of January 12, 2021, and certified pursuant to the Secretary’s Certificate (the “Amended and Restated Certificate of Incorporation”);

(e)       a copy of the Company’s Amended and Restated Bylaws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate (the “Amended and Restated Bylaws”);

(f)        a copy of certain resolutions of the Board of Directors of the Company, certified pursuant to the Secretary’s Certificate; and

(g)       a copy of the Plan.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

In rendering the opinions stated herein, we have also assumed that (i) an appropriate account statement evidencing the Resale Shares and the RSU Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of the Resale Shares and the RSU Shares have been or will be properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire the Resale Shares and the RSU Shares or other awards were granted pursuant to the Plan were consistent with the Plan and were duly authorized, executed and delivered by the parties thereto; (iv) the consideration received by the Company for each of the Resale Shares and the RSU Shares delivered pursuant to the Plan were not less than the per share par value of the Shares; and (v) the issuance of the Resale Shares and the RSU Shares did not or will not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Resale Shares and the RSU Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL; the Resale Shares are validly issued, fully paid and nonassessable; and when issued, delivered and paid for in accordance with the terms of the Plan and the applicable award agreement, the RSU Shares will be validly issued, fully paid and nonassessable.

Affirm Holdings, Inc.

February 2, 2021

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP